Testing the Waters Materials Related to Series #57UNITAS

From the Rally App:

#57UNITAS

'57 TOPPS JOHNNY UNITAS ROOKIE CARD

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$9.50
Number of Shares	5,000
Initial Offering Market Cap.	$47,500
Storage Location	Rally

According to the PSA database, the requested certification number is defined as the following:

PSA Certification Verification

#24054063

John Unitas
BACK - COLTS

UNITAS

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ITEM INFORMATION

Certification Number	24054063
Label Type	PSA with fugitive ink technology
Reverse Cert Number/Barcode	Yes
Year	1957
Brand	TOPPS
Sport	FOOTBALL CARDS
Card Number	138
Player	JOHN UNITAS
Variety/Pedigree	
Grade	NM-MT+ 8.5

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Topps #138 John Unitas (PSA 8.5)	10/21/2011	$7,138.81	Mile High Card Co.
Topps #138 John Unitas (PSA 8.5)	12/20/2013	$7,626.71	Mile High Card Co.
Topps #138 John Unitas (PSA 8.5)	4/7/2014	$9,100.00	PWCC
Topps #138 John Unitas (PSA 8.5)	6/23/2015	$12,600.00	eBay
Topps #138 John Unitas (PSA 8.5)	7/1/2015	$8,702.00	eBay
Topps #138 John Unitas (PSA 8.5)	11/18/2015	$12,350.00	PWCC
Topps #138 John Unitas (PSA 8.5)	6/29/2017	$40,800.00	Heritage
Topps #138 John Unitas (PSA 8.5)	8/23/2017	$25,300.00	PWCC
Topps #138 John Unitas (PSA 8.5)	11/22/2017	$18,898.74	PWCC
Topps #138 John Unitas (PSA 8.5)	1/13/2018	$15,576.00	Memory Lane
Topps #138 John Unitas (PSA 8.5)	4/24/2018	$19,400.00	PWCC
Topps #138 John Unitas (PSA 8.5)	6/23/2019	$16,177.00	PWCC
Topps #138 John Unitas (PSA 8.5)	7/18/2019	$18,012.00	Heritage
Topps #138 John Unitas (PSA 8.5)	7/28/2019	$26,605.00	PWCC
Topps #138 John Unitas (PSA 8.5)	8/16/2020	$26,400.00	Robert Edward
Topps #138 John Unitas (PSA 8.5)	8/25/2020	$37,877.77	eBay
Topps #138 John Unitas (PSA 8.5)	4/2/2021	$37,340.40	Mile High Card Co.

#57UNITAS | *Timeline*

May. 1933 John "Johnny" Constantine Unitas is born in Pittsburgh, Pennsylvania.

Jan. 1955 Unitas is drafted 102nd overall by the Pittsburgh Steelers in the NFL Draft.

Aug. 1955 At the end of training camp, the Steelers cut Unitas before he has the chance to throw a single pass.

Feb. 1956 The Baltimore Colts sign Unitas to a one-year contract worth $7,000.

DESCRIPTION OF SERIES 1957 TOPPS JOHNNY UNITAS ROOKIE CARD

Investment Overview

•Upon completion of the Series #57UNITAS Offering, Series #57UNITAS will purchase a 1957 Topps #138 Johnny Unitas Rookie Card graded PSA NM MT+ 8.5 for Series #57UNITAS (The “Series 1957 Topps Johnny Unitas Rookie Card” or the “Underlying Asset” with respect to Series #57UNITAS, as applicable), the specifications of which are set forth below.

•The Topps Company, Inc. was founded as Topps Chewing Gum, Inc. in Brooklyn in 1938 by the four sons of Morris Shorin, Abram, Ira, Joseph, and Phillip. Topps began first printing cards in 1949 and issuing them as ‘freebies’ inside packs of gum.

•Johnny Unitas was a Hall of Fame professional football player who played 18 seasons in the NFL. During his career Unitas was a 3-time MVP, 3-time NFL Champion (before the Super Bowl), 1-time Super Bowl winner, and 10-time Pro Bowler.

•The Underlying Asset is a 1957 Topps #138 Johnny Unitas Rookie Card graded PSA NM MT+ 8.5.

Asset Description

Overview & Authentication

•John “Johnny” Constantine Unitas was born on May 7, 1933, in Pittsburgh, Pennsylvania.

•Unitas was drafted in the 9nth round (102nd overall) by the Pittsburg Steelers in the 1955 NFL Draft.

•Unitas was cut by the Steelers before throwing a single pass in a game. He then played semi-professional football for $6 per game before he signed with the Baltimore Colts.

•In his second season in 1957, Unitas started 12 games for the Colts and led the league in passing yard (2,550), passing touchdowns, (24), and yards per attempt (8.5). He was awarded the 1957 NFL Newspaper Ent. Assoc. MVP.

•In 1958, Unitas won his first NFL Championship, throwing for 349 yards.

•In 1959, Unitas was awarded the NFL MVP from both the AP and UPI, and was also named Player of the Year. During the 1959 season, Unitas led the league in completions (193), passing yards (2,899), passing touchdowns (32), and yards per game (241.6). Unitas won his second consecutive NFL Championship, throwing for 264 yards and 2 touchdowns.

•In 1970, Unitas won his first and only Super Bowl, throwing for 478 yards and 4 touchdowns.

•Unitas retired in 1973. At the time of his retirement he held the all-time NFL record for most passes attempted (5,186), most passes completed (2,830), most yards gained (40,239), most games with 300 or more yards (26), and most touchdown passes (290).

•Unitas was inducted into the Pro Football Hall of Fame on January 20, 1979.

•Unitas passed away on September 11, 2002.

•The Topps 1957 Football set contains 154 cards. PSA wrote “The set's formidable rookie triumvirate, Bart Starr, Johnny Unitas and Paul Hornung, is among the most powerful group of debut collectibles in any sport, and other first-year Hall of Famer appearances include cards of Ray Berry, "Night Train" Lane and Tommy McDonald.”

•The Underlying Asset has been issued a grade of NM MT+ 8.5 by Professional Sports Authenticators (PSA) with Certification No. 24054063.

Notable Features

•The Underlying Asset is a 1957 Topps #138 Johnny Unitas Rookie Card graded PSA NM MT+ 8.5.

•The Underlying Asset is 1 of 6 1957 Topps #138 Johnny Unitas Rookie Card examples graded PSA 8.5 with 13 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from PSA.

Details

Series 1957 Topps Johnny Unitas Rookie Card
Sport	Football
Professional League	NFL
Player	Johnny Unitas
Team	Baltimore Colts
Year / Season	1957
Memorabilia Type	Trading Card
Manufacturer	The Topps Company, Inc.
Rarity	1 of 6 (PSA 8.5)
Number in Set	#138
Authentication	Professional Sports Authenticators (PSA)
Grade	8.5
Certification No.	24054063

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1957 Topps Johnny Unitas Rookie Card going forward.